Exhibit 99.1

Startek Appoints Jerry Schafer to Board of Directors

GREENWOOD VILLAGE, Colorado - March 27, 2019 - Startek, Inc. (NYSE: SRT), a global provider of customer experience management, has appointed Jerry Schafer to its board of directors, succeeding Ed Zschau effective March 21, 2019. He will also serve as a member of the audit committee.

Schafer brings more than three decades of executive experience overseeing business development efforts, managing operations and leading finance teams for global corporations. Prior to his retirement, Schafer most recently served as the vice president of worldwide development for McDonald’s Corporation, where he was responsible for the company’s global expansion initiatives. Schafer also served as chief operations officer and executive officer of development for McDonald’s China.

Prior to McDonald’s, Schafer was the chief financial officer of Chipotle Mexican Grill, where he implemented multiple finance and accounting functions to support the company’s early stages of growth. Prior to his CFO role, Schafer led Chipotle’s initial expansion efforts outside the city of Denver, launching 25 new restaurants in three cities.

“Jerry is a proven executive with a long-standing track record of implementing growth strategies for multi-national corporations,” said Aparup Sengupta, chairman of the board of directors for Startek. “His previous experience in leading McDonalds’ international business development efforts will be a strong asset to the board as Startek continues to expand its presence across the globe.

“I would also like to thank Ed for his long dedication to Startek, having served on the board since 1997. He provided the company with invaluable guidance to help Startek grow its footprint and ensure the recent business combination was successful. We wish him the best going forward.”

Schafer commented on his appointment: “Startek has a best-in-class customer experience management platform that was significantly enhanced by the business combination with Aegis last year. I look forward to leveraging my background and collaborating with the rest of the board and management as the company continues to execute on its global growth initiatives.”

Schafer holds a Bachelor of Arts in accounting from Walsh College and is a licensed CPA. He currently serves on the board of trustees for Walsh College and the board of trustees for the Ronald McDonald House of North Carolina, including locations in the city of Durham and Wake County. Schafer is also a consultant to Salad and Go, a start-up restaurant concept in the Phoenix area.

About Startek
Startek is a leading global provider of customer experience management solutions. The company provides business process outsourcing and technology services to corporations around the world across a range of industries. Operating under the Startek and Aegis brands, the company has approximately 47,500 outsourcing experts across 58 delivery campuses worldwide that are committed to enhancing the customer experience for clients. Services include omnichannel customer care, customer acquisition, order processing, technical support, receivables management and analytics through automation, voice, chat, email, social media and IVR, resulting in superior business results for its clients. To learn more about Startek’s global solutions, please visit www.startek.com.

Investor Relations
Sean Mansouri, CFA or Cody Slach
Liolios
(949) 574-3860
investor@startek.com